                                                EXHIBIT 99.1

Contact:
Sean McHugh
Vice President & Treasurer
(678) 791-7615

Carter’s, Inc. Announces Quarterly Dividend and Recommencement of Share Repurchase Program

ATLANTA, August 19, 2021 - The Board of Directors of Carter’s, Inc. (NYSE:CRI) today declared a quarterly dividend of $0.40 per share, payable on September 17, 2021, to shareholders of record at the close of business on August 31, 2021. Future declarations of quarterly dividends and the establishment of future record and payment dates will be at the discretion of the Board based on a number of factors, including restrictions under the Company’s revolving credit facility, business conditions, the Company’s financial performance, and other considerations.

In addition, the Board of Directors has reinstated the Company’s previously suspended share repurchase program. As of August 19, 2021, total remaining capacity under outstanding repurchase authorizations is approximately $650.4 million. Such purchases may be made in the open market or in privately negotiated transactions, with the level and timing of activity being at the discretion of the Company’s management subject to restrictions under the Company’s revolving credit facility, market conditions, stock price, other investment priorities, and other factors. These share repurchase authorizations have no expiration date. The Company had previously announced the suspension of the common stock share repurchase program in connection with the COVID-19 pandemic.

About Carter’s, Inc.
Carter’s, Inc. is the largest branded marketer in North America of apparel exclusively for babies and young children. The Company owns the Carter’s and OshKosh B’gosh brands, two of the most recognized brands in the marketplace. These brands are sold in leading department stores, national chains, and specialty retailers domestically and internationally. They are also sold through more than 1,000 Company-operated stores in the United States, Canada, and Mexico and online at www.carters.com, www.oshkosh.com, www.cartersoshkosh.ca, and www.carters.com.mx. The Company’s Child of Mine brand is available at Walmart, its Just One You brand is available at Target, and its Simple Joys brand is available on Amazon. The Company also owns Skip Hop, a global lifestyle brand for families with young children. Carter’s is headquartered in Atlanta, Georgia. Additional information may be found at www.carters.com.